SCHEDULE 14A INFORMATION
      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                          EXCHANGE ACT  OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            Otter Tail Power Company
               (Name of Registrant as Specified in its Charter)
                  __________________________________________
 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

     (1) Title of each class of securities to which transaction applies:
     ________________________________________________________
     (2) Aggregate number of securities to which transaction applies:
     ________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
     _________________________________________________________
     (4) Proposed maximum aggregate value of transaction:
     _________________________________________________________
     (5) Total Fee Paid:
     ______________________________________________________
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     ________________________________________________

     (2) Form, Schedule or Registration Statement No.:
     ________________________________________________

     (3) Filing Party:
     ________________________________________________

     (4) Date Filed:
     ________________________________________________





            [Letterhead of Otter Tail Power Company]




                                                    March 10, 2000


To the Holders of Common Shares
of Otter Tail Power Company:

You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Power Company which will be held at the National Guard Armory, 421 East Cecil, Fergus Falls, Minnesota, at 10:00 a.m. on Monday, April 10, 2000. The Armory is located just off Friberg Avenue, north of the Senior High School.

Enclosed is a formal Notice of Annual Meeting and Proxy Statement that describe the business to be conducted at the meeting.

As discussed in the formal Notice and Proxy Statement, the Board of Directors proposes the reelection, for three-year terms, of Mr. Thomas M. Brown, Mr. Maynard D. Helgaas, and Mr. Robert N. Spolum, whose terms as Directors expire at the time of the Annual Meeting.

At this Annual Meeting, shareholders will also be asked to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for 2000.

Your vote is important. Whether or not you attend the meeting, we encourage you to vote your shares in order to make certain that you are represented at the meeting. This year you may vote your shares by using a toll-free telephone number. Instructions for using this convenient service are provided with your Proxy card. Of course, you may still vote your shares by marking your votes on the Proxy card, signing and dating it, and mailing it in the envelope provided. If your shares are held beneficially in a brokerage account, please follow the instructions that you receive from your broker.

A question slip is also enclosed with this Proxy Statement. If you have any questions about Otter Tail Power Company that you would like to have answered at the meeting or in writing, please forward them to me.

Sincerely,



/s/ John C. MacFarlane
John C. MacFarlane
President & Chief Executive Officer




                       NOTICE OF ANNUAL MEETING


Notice is hereby given to the holders of Common Shares of Otter Tail Power Company that the Annual Meeting of Shareholders of the Company will be held in the National Guard Armory, 421 East Cecil, Fergus Falls, Minnesota, on Monday, April 10, 2000, at 10:00 a.m. to consider and act upon the following matters:

  1. To elect three (3) Directors to the Company's Board of Directors to serve a term of three years;

  2. To approve the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the year 2000; and

  3. To transact such other business as may properly be brought before the meeting.



Dated:  March 10, 2000                   JAY D. MYSTER, Corporate Secretary



   - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


                        YOUR VOTE IS IMPORTANT

Please vote your Proxy by telephone as described in the instructions on the enclosed proxy card, or sign and return the Proxy card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held beneficially in a brokerage account, please follow the instructions that you receive from your broker.


   - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


                             PROXY STATEMENT
                        OTTER TAIL POWER COMPANY
                    ANNUAL MEETING OF SHAREHOLDERS
                           April 10, 2000

This Proxy Statement is furnished to shareholders in connection with the solicitation by the Board of Directors of Otter Tail Power Company of Proxies for use at the Annual Meeting of Shareholders to be held on April 10, 2000.

The mailing address of the principal executive office of the Company is Box 496, Fergus Falls, Minnesota 56538-0496. The approximate date on which the Proxy Statement and form of Proxy will be first sent to shareholders is March 10, 2000.

Any shareholder giving a Proxy will have the right to revoke it by written notice to an officer of the Company or by submitting another proper Proxy by telephone or by filing a new written Proxy bearing a later date at any time before the Proxy is voted at the meeting. A shareholder wishing to vote in person after giving a Proxy must first give written notice of revocation to an officer of the Company.

All shares represented by valid, unrevoked Proxies will be voted at the Annual Meeting. Shares voted as abstentions on any matter (or as "withhold authority" as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

The cost of soliciting Proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit Proxies by telephone or in person. No additional compensation is paid for such solicitation.

The record date for the determination of shareholders entitled to vote at the meeting is the close of business on February 15, 2000.

A copy of the Company's 1999 Annual Report, including financial statements, was mailed to each shareholder of record on or about March 3, 2000.

                       OUTSTANDING VOTING SHARES

The outstanding voting shares of the Company at the close of business on February 15, 2000, the record date for shareholders entitled to notice of and to vote at said meeting, consisted of 23,849,974 Common Shares (as adjusted to reflect the 2-for-1 stock split payable March 15, 2000). Each holder of record at the close of business on that day is entitled to one vote per share.

The only person known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of the outstanding Common Shares of the Company as of February 15, 2000, is as follows:

                                Amount and
Name and Address                 Nature of           Percent
of Beneficial                   Beneficial             of
Owner                            Ownership            Class
--------------------            -----------          -------

Otter Tail Power                1,769,512 shs.        7.42%
Company Employee
Stock Ownership Plan
c/o Mellon Bank, N.A.
One Mellon Bank Center
Pittsburgh, PA  15258-0001

The Common Shares owned by the Employee Stock Ownership Plan (ESOP) are held in trust for the benefit of participants in the ESOP for which Mellon Bank is Trustee, subject to the direction of the ESOP Retirement Committee. The ESOP has sole investment power over the Common Shares held in trust. Participants are entitled to instruct the ESOP Trustee on how to vote all Company Common Shares allocated to their accounts (1,769,512 Common Shares as of December 31, 1999) and will receive a separate Proxy for voting such Shares. All Common Shares allocated to the participants for which no voting instructions are received will be voted by the Trustee in proportion to the instructed shares. All unallocated Common Shares held by the ESOP (NONE as of December 31, 1999) will be voted as directed by the Retirement Committee. The number of Common Shares held by the ESOP has been adjusted to reflect the 2-for-1 stock split payable March 15, 2000.

                    NOMINEES FOR ELECTION AS DIRECTORS

The terms of Mr. Brown, Mr. Helgaas, and Mr. Spolum expire at the time of the 2000 Annual Meeting. The Board of Directors nominates for reelection Mr. Thomas M. Brown, Mr. Maynard D. Helgaas, and Mr. Robert N. Spolum to serve a three-year term ending at the time of the Annual Meeting in 2003.

It is the intention of the proxies named to vote for the three nominees named below, but in case any of them should become unavailable due to unforeseen causes, the proxies will vote for the remainder of such nominees and may also vote for other nominees not named herein in lieu of those unable or unwilling to serve. The affirmative vote of a majority of the Common Shares present and entitled to vote with respect to the election of Directors is required for the election of the nominees to the Board of Directors.

The following information is furnished with respect to each nominee for election as a Director and for each Director whose term of office will continue after the meeting:


                          Principal                                  Director
Name                      Occupation (1)                   Age         Since
--------                  ---------------                 ------     ---------

Nominees for election for a term
of three years expiring April 2003:

Thomas M. Brown */***     Retired Partner                    69         1991
                          Dorsey & Whitney LLP
                          Minneapolis, Minnesota

Maynard D. Helgaas ***    Owner/Chairman of                  65         1985
                          the Board
                          Midwest Agri-Development Corp.
                          (Farm Equipment and Supplies)
                          Jamestown, North Dakota

Robert N. Spolum **       Retired Chairman,                  69         1991
                          President and CEO
                          Melroe Company
                          (Industrial Equipment Manufacturer)
                          Principal, R. N. Spolum & Associates
                          (Business Consulting)
                          Fargo, North Dakota

Directors whose terms expire April 2002:

Dennis R. Emmen **/***    Retired Senior Vice                66         1984
                          President-Finance,
                          Treasurer and Chief
                          Financial Officer
                          Otter Tail Power Company
                          Fergus Falls, Minnesota

Kenneth L. Nelson **      President & CEO,                   58         1990
                          Barrel O'Fun
                          President & CEO, Kenny's Candy
                          Owner, Bec-Lin Foods
                          Owner, Nelson's Confections
                          (Production of Snack Foods)
                          Perham, Minnesota

Nathan I. Partain */**    Executive Vice President,          43         1993
                          Phoenix Investment Partners, Inc.
                          Duff & Phelps Investment
                          Management Co.
                          (Investment Management) and
                          Executive Vice President and
                          Chief Investment Officer
                          Duff & Phelps Utilities Income Inc.
                          (Closed-end Utility Income Fund)
                          Chicago, Illinois

Directors whose terms expire April 2001:

Dayle Dietz *             Retired Associate Professor        71         1983
                          and Department Chair
                          Marketing & Management
                          North Dakota State College of Science
                          Wahpeton, North Dakota (2)

Arvid R. Liebe ***        President, Liebe Drug, Inc.        58         1995
                          (Retail Business)
                          Milbank, South Dakota

John C. MacFarlane *      Chairman, President and            60         1983
                          Chief Executive Officer
                          Otter Tail Power Company
                          Fergus Falls, Minnesota


   * Member of Nominating Committee of the Board of Directors
  ** Member of Audit Committee of the Board of Directors
 *** Member of Compensation Committee of the Board of Directors


(1) Except as indicated by footnotes below, each of the nominees and Directors has had the same position or another executive position with the same employer for the past five years.

(2) Ms. Dietz retired from her position as Associate Professor and Department Chair of Marketing and Management at the North Dakota State College of Science on July 1, 1997. She had been on the faculty of the school since September 1969, and served as Department Chair since September 1985 and Associate Professor since September 1994.

The Company has a standing Audit Committee, Compensation Committee, and Nominating Committee. The Company's Audit Committee reviews accounting and control procedures of the Company. The committee is composed of four members of the Board of Directors who, for 1999, were Dennis R. Emmen, Kenneth L. Nelson, Nathan I. Partain, and Robert N. Spolum. In 1999 this committee held three meetings.

The Compensation Committee is composed of four members of the Board of Directors who, for 1999, were Thomas M. Brown, Dennis R. Emmen, Maynard D. Helgaas, and Arvid R. Liebe. The committee reviews the compensation of the officers and fees of Directors of the Company and makes recommendations on such compensation and fees to the Board of Directors. The committee administers the 1999 Employee Stock Purchase Plan and 1999 Stock Incentive Plan and grants options and other awards under the 1999 Stock Incentive Plan. This committee held three meetings in 1999.

The Nominating Committee identifies qualified nominees to succeed to Board membership. The committee is composed of four members of the Board of Directors who, for 1999, were Thomas M. Brown, Dayle Dietz, John C. MacFarlane, and Nathan I. Partain. Any shareholder may submit recommendations for membership on the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President, Otter Tail Power Company, Box 496, Fergus Falls, Minnesota 56538-0496. In 1999 this committee held one meeting.

During 1999 the Board of Directors held a total of six regularly scheduled and special meetings. Each incumbent Director attended at least 75% of the total of (i) all meetings of the Board of Directors held during the period for which he or she was a Director, and (ii) all meetings of the committees during the periods he or she served on such committees.

Directors' Compensation

All Directors of the Company (other than officers of the Company) are compensated $12,000 per year for all services as Directors, including service on committees. A fee of $900 is also paid for attendance at each board and committee meeting, and the committee chair is paid an additional $500 per committee meeting. In addition, non-officer Directors receive an actual expense or a $100 travel allowance if they are required to furnish their own transportation to Directors' or any committee meetings outside their city of residence. Non-employee Directors may elect to defer the receipt of all or part of the fees pursuant to the Company's Deferred Compensation Plan for Directors. Interest accrues on any deferred amounts at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association.


                     SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of December 31, 1999, with respect to beneficial ownership of Common Shares of the Company for each Director and nominee, each executive officer named in the Summary Compensation Table herein, and all Directors and executive officers of the Company as a group (as adjusted to reflect the 2-for-1 stock split payable March 15, 2000):

                                              Amount and Nature of
Name of Beneficial Owner                      Beneficial Ownership(1)(2)
------------------------                      --------------------------

Thomas M. Brown                                       2,148
Dayle Dietz                                           3,416
Dennis R. Emmen                                       3,000    (3)
John D. Erickson                                      5,296    (4)
Maynard D. Helgaas                                    1,384
Douglas L. Kjellerup                                  9,696    (5)
Arvid R. Liebe                                        2,552    (6)
John C. MacFarlane                                   40,410    (7)
Kenneth L. Nelson                                     4,582
Nathan I. Partain                                     2,600    (8)
Rodney C. H. Scheel                                   9,008    (9)
Robert N. Spolum                                      9,110
Ward L. Uggerud                                      10,352   (10)


All Directors and executive officers as a group     123,380

(1) Represents outstanding Common Shares beneficially owned both directly and indirectly as of December 31, 1999 (as adjusted for the 2-for-1 stock split payable March 15, 2000). The Common Share interest of each named person and all Directors and executive officers as a group represents less than 1% of the aggregate amount of Common Shares issued and outstanding. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown.

(2) Includes Common Shares held by the Trustee of the Company's Employee Stock Ownership Plan for the account of executive officers of the Company with respect to which such persons have sole voting power and no investment power, as follows: Mr. Kjellerup, 9,634 shares; Mr. Erickson, 3,740 shares; Mr. MacFarlane, 15,090 shares; Mr. Scheel, 8,972 shares; Mr. Uggerud, 10,048 shares; and all Directors and executive officers as a group, 65,912 shares.

(3) Includes 3,000 shares owned jointly with Mr. Emmen's wife as to which he shares voting and investment power.

(4) Includes 1,556 shares owned jointly with Mr. Erickson's wife as to which he shares voting and investment power.

(5) Excludes 26 shares owned by Mr. Kjellerup's wife as to which he disclaims beneficial ownership.

(6) Includes 214 shares owned jointly with Mr. Liebe's wife as to which he shares voting and investment power.

(7) Includes 22,848 shares owned jointly with Mr. MacFarlane's wife as to which he shares voting and investment power.

(8) Includes 1,000 shares owned jointly with Mr. Partain's wife as to which he shares voting and investment power.

(9) Includes 36 shares owned jointly with Mr. Scheel's wife as to which he shares voting and investment power.

(10) Excludes 108 shares owned by Mr. Uggerud's wife as to which he disclaims beneficial ownership.

No Director, nominee or executive officer of the Company owned beneficially, directly or indirectly, on December 31, 1999, any shares of any series of Cumulative Preferred Shares of the Company except for Mr. Emmen, who owned 115 Cumulative Preferred Shares of the $3.60 series.

The information with respect to beneficial ownership of securities of the Company is based on information furnished to the Company by each person included in the table.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers and holders of more than 10% of the Company's Common Shares to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. The Company believes that during the year ended December 31, 1999, its Directors and executive officers complied with all Section 16(a) filing requirements.

                         EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation
-------------------------------------------------------

The Compensation Committee of the Board of Directors (the "Committee") is comprised solely of Directors who are not current employees of the Company. The Committee is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation program and administering such program. The components of the Company's executive compensation program consist of a base salary, annual incentive bonuses, and long-term incentives in the form of stock options.

The Committee develops annual recommendations for the Board concerning the base salary, incentive bonuses, and stock-based incentives for the Chief Executive Officer and for each of the other executive officers of the Company. In order to develop its recommendations to the Board, the Committee reviews an analysis of the compensation for each of the Company's executive officers relative to the market for comparable positions (the "Company Analysis"). The Company Analysis is prepared by the Company's Manager, Corporate Compensation and Benefits, in consultation with the Company's independent executive compensation consultant, Towers Perrin.

The market data used in the Company Analysis for 1999 was based on a compensation analysis performed for the Company by Towers Perrin (the "TP Analysis"). The most recent TP Analysis established the market competitiveness for nine top management positions of the Company by listing for each management position the median base salaries, annual bonuses, and total direct compensation obtained from two primary sources: Towers Perrin/EEI Executive Compensation Survey (March 1998) and Watson Wyatt Data Services Publication - Top Management Compensation - Utility Industry Cut (April 1998). The data from each survey was updated to reflect April 1, 1999 levels by using a 4% annual update factor. All data was adjusted to take into account the relative size (based on sales) of each company reporting data in the surveys. Total direct compensation included base salary, annual incentives, and long-term incentives. It should be noted that the groups of companies which make up the TP Analysis are not the same as those included in the EEI Index in the Stock Performance Graph appearing in this Proxy Statement.

The Company Analysis included the market data from the updated TP Analysis for each executive management position including base salary, total cash compensation (base salary plus annual bonus) and total direct compensation. Market data was provided for the 50th and 75th percentiles. The Company Analysis used the 50th percentile as the midpoint for base salary for each executive management position, and salary ranges were calculated at 20% above and below this midpoint. These salary ranges and midpoints were based on either total consolidated revenue or total electric revenue for each management position, depending on the executive officer's involvement in generating Company revenues. The Company Analysis also reflected the years of service of each of the executive officers along with their current base salaries.

Base Salary
-----------

The Chief Executive Officer makes specific recommendations to the Committee with respect to adjustments in base salary for executive officers (other than himself) based on the Company Analysis and various other factors which are typically subjective and reflect individual performances by such officers during the year or changes in their corporate responsibilities. These recommendations for officer base salaries are then reviewed by the Committee to determine if they are within the competitive market ranges (minimum/midpoint/maximum) shown in the Company Analysis. Thereafter, further upward or downward adjustments in base salary may be made by the Committee from those recommended by the Chief Executive Officer; however, the final base salaries so determined by the Committee are primarily subjective and not targeted specifically to any of the market salary levels reflected in the TP Analysis, nor are they set in accordance with any other objective criteria.

Annual Incentive Bonuses
------------------------

Incentive bonuses for executive officers (including the Chief Executive Officer) are awarded only if the Company exceeds certain targeted corporate performance objectives set by the Board of Directors, upon the recommendation of the Committee, near the end of the first fiscal quarter of each year. Incentive bonuses are paid in cash following the close of the fiscal year after it has been determined whether the targeted corporate performance objectives have been exceeded. The corporate performance objectives in place for 1999 were as follows:

 * Operating results as indicated by earnings per share for 1999. The amount of the bonus equals a fixed amount for each $0.01 per share that actual earnings per share exceeds the targeted earnings per share. Each executive officer receives the same dollar amount if the target is exceeded. The target for earnings per share was exceeded in 1999.

 * Average quarterly cumulative total return to the Company's common shareholders during 1999. The amount of the bonus equals a fixed amount for each one percent that the Company's average quarterly cumulative total return exceeds that of the EEI Index for the same year, with an additional fixed amount for each percent above five percent. Each executive officer receives the same dollar amount if the target is exceeded. The target for total return was not exceeded in 1999.

 * Total corporate rate of return ("ROE") for 1999. The amount of the bonus equals a fixed percentage of the executive officer's base salary for each one percent that the Company's ROE for the year exceeds the national average of ROEs for electric companies as reported by C.A. Turner Utility Reports. The target for ROE was exceeded in 1999.

The Committee is granted discretion in the treatment of extraordinary gains, write-offs, or other events in determining the amount of incentive bonus paid to eligible employees. With the exception of Mr. Kjellerup, the gain from the sale of the radio station assets was considered to be an extraordinary item and was excluded when determining the amount of incentive bonus for 1999.

In addition to the incentive bonuses paid to all executive officers, Mr. Uggerud, the Company's Vice President, Operations and Chief Operating Officer, Energy Supply, was eligible to receive a special bonus for 1999 based on his responsibility for the negotiation of reduced fuel costs calculated pursuant to a formula set by the Board of Directors, upon recommendation of the Committee, near the end of the first fiscal quarter of 1999. Mr. Uggerud received a bonus of $10,000 in 1999 upon the favorable settlement of the coal supply contract arbitration with Knife River Coal Mining Company, and a bonus of $8,000 in 2000 pursuant to the formula established by the Board for reduced fuel costs.

Long-Term Incentives
--------------------

Long-term incentive compensation for executive officers of the Company is based on stock options granted by the Committee under the Company's 1999 Stock Incentive Plan (the "Stock Incentive Plan") approved by the Company's shareholders at the 1999 Annual Meeting. The Stock Incentive Plan is intended to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors, and non-employee directors capable of assuring the future success of the Company. The Committee has been designated by the Board of Directors to administer the Stock Incentive Plan, with full power and authority to determine when and to whom awards will be granted and the type, amount, and other terms and conditions of each award. The Committee believes that executive compensation tied to stock price appreciation is an effective way to align the interests of management with those of the Company's shareholders.

In 1999, awards of non-qualified stock options for 118,000 Common Shares (as adjusted to reflect the 2-for-1 stock split payable March 15, 2000) were granted to all executive officers as a group. The size of the grant awarded to each executive officer was intended to be competitive with awards to officers in similar positions in comparable companies, based on market data derived from the updated TP Analysis for the 50th percentile of long-term incentives and the 50th percentile of total direct compensation. The Committee also considered other criteria when determining grant size, such as years of service and individual performance. All options were granted with an exercise price equal to the market price of the Company's Common Shares on the date of grant.

Compensation of Chief Executive Officer
---------------------------------------

The base salary of the Chief Executive Officer is set by the Board upon the recommendation of the Committee. The Chief Executive Officer's base salary is determined generally in accordance with the criteria discussed above pertaining to other executive officers; however, the Chief Executive Officer's base salary is determined solely by the Committee without any recommendation by the Chief Executive Officer. The Chief Executive Officer's annual incentive bonus, if any, is determined in the same manner as the other executive officers and depends on whether the Company exceeds the targeted performance objectives discussed above. In 1999, the Chief Executive Officer was granted a non-qualified option to purchase 52,000 Common Shares (as adjusted to reflect the 2-for-1 stock split payable March 15, 2000) based on the same criteria as described above and having the same terms as the options granted to the other executive officers of the Company.

Other Benefit Plans
--------------------

The Company currently maintains a variety of employee benefit plans and programs, which are generally available to all employees of the Company, including executive officers, such as the Performance Incentive Program, Retirement Savings (401k) Plan, Employee Stock Ownership Plan (ESOP), Employee Stock Purchase Plan, Pension Plan, and Life and Living Plans. The Company also maintains an Executive Survivor and Supplemental Retirement Plan and Nonqualified Profit-Sharing and Retirement Savings Plans for certain senior executives.

Section 162(m) of the Internal Revenue Code
-------------------------------------------

Section 162(m) of the Internal Revenue Code imposes limits on tax deductions for executive compensation in excess of $1 million paid to any of the top five executive officers named in the Summary Compensation Table. It is the policy of the Committee to take reasonable steps to preserve this tax deduction.


Thomas M. Brown    Dennis R. Emmen    Maynard D. Helgaas    Arvid R. Liebe


Summary Compensation Table
--------------------------

The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries for each of the last three fiscal years of the Chief Executive Officer of the Company and the other four most highly compensated persons serving as executive officers at the end of the fiscal year (the "Named Officers"):


                                                              Long-Term
                                                         Compensation Awards
                                                         -------------------
                                 Annual Compensation     Securities Underlying      All Other
Name and Principal Position  Year  Salary($) Bonus($)(1)   Options/SARs(#)(2)   Compensation($)(3)
---------------------------  ----  --------- ----------- ---------------------  ------------------
John C. MacFarlane           1999  $337,389    $ 51,511         52,000               $13,093
Chairman of the Board,       1998  $307,500    $ 41,633           --                 $12,611
President and Chief          1997  $279,375    $ 40,143           --                 $12,112
Executive Officer

Douglas L. Kjellerup         1999  $157,629    $ 78,939         16,000               $ 8,207
Vice President,              1998  $128,775    $ 21,794           --                 $ 6,903
Marketing & Development      1997  $115,250    $ 34,791           --                 $ 6,099
Chief Operating Officer,
Energy Delivery

Ward L. Uggerud              1999  $151,629    $ 46,105         16,000               $ 5,931
Vice President, Operations   1998  $128,525    $ 31,766           --                 $ 5,348
Chief Operating Officer,     1997  $115,550    $ 17,007           --                 $ 4,838
Energy Supply

John D. Erickson             1999  $135,963    $ 26,131         16,000               $ 7,175
Vice President, Finance and  1998  $ 95,109    $  3,497           --                 $ 5,281
Chief Financial Officer      1997  $ 84,783    $  1,357           --                 $ 4,672

Rodney C. H. Scheel          1999  $108,681    $ 22,694          6,000               $ 5,877
Vice President, Electrical   1998  $101,125    $ 18,725           --                 $ 5,571
                             1997  $ 93,000    $156,712           --                 $ 5,057


(1) Included (i) awards under the incentive bonus program for executive officers described above in the Compensation Committee Report on Executive Compensation, (ii) awards under the Gain Share Program for 1997, (iii) a special bonus of $10,000 awarded to Mr. Uggerud in 1998 for his work in connection with the Coyote Plant transition, and (iv) special bonuses of $18,000 awarded to Mr. Uggerud for 1999 as described above in the Compensation Committee Report on Executive Compensation.

(2)  As adjusted to reflect the 2-for-1 stock split payable March 15, 2000.

(3) Amounts of All Other Compensation for 1999 consist of (i) amounts contributed by the Company under the Retirement Savings Plan for 1999, as follows: Mr. MacFarlane, $3,300; Mr. Kjellerup, $3,251; Mr. Uggerud, $1,137; Mr. Erickson, $2,804; and Mr. Scheel, $2,242; (ii) the amount of the Company's contribution under the Employee Stock Ownership Plan which was invested in Common Shares for the account of each Named Officer for 1999, as follows: Mr. MacFarlane, $4,320; Mr. Kjellerup, $4,256; Mr. Uggerud, $4,094; Mr. Erickson, $3,671; and Mr. Scheel, $2,935; (iii) amounts contributed by the Company under the nonqualified Profit Sharing Plan for 1999, as follows: Mr. MacFarlane, $4,773; and (iv) $700 for each Named Officer pursuant to the Company's program to reimburse employees for unreimbursed medical expenses.

Option/SAR Grants in Last Fiscal Year
-------------------------------------

The following table provides information on grants of stock options in 1999 to the Named Officers (as adjusted to reflect the 2-for-1 stock split payable March 15, 2000):


                                   Individual Grants(1)
                     ----------------------------------------------------

                       Number of   % of Total
                      Securities   Options/SARs
                      Underlying    Granted to    Exercise or                  Grant Date
                     Options/SARs  Employees in   Base Price    Expiration    Present Value
 Name                Granted (#)    Fiscal Year    ($/Share)       Date          ($)(2)
-------------------------------------------------------------------------------------------
John C. MacFarlane      52,000       11.54%        $19.1875       2/22/09       $145,080
Douglas L. Kjellerup    16,000        3.55%        $19.1875       2/22/09       $ 44,640
Ward L. Uggerud         16,000        3.55%        $19.1875       2/22/09       $ 44,640
John D. Erickson        16,000        3.55%        $19.1875       2/22/09       $ 44,640
Rodney C. H. Scheel      6,000        1.33%        $19.1975       2/22/09       $ 16,740


(1) Each option was granted with a term of ten years and becomes exercisable as to 25% of the Common Shares covered thereby on each of the first through fourth anniversaries of the grant date. All options become fully exercisable upon a Change of Control. The exercise price may be paid by delivery of Common Shares, and tax withholding obligations relating to exercise may be paid by delivery or withholding of Common Shares.

(2) In accordance with Securities and Exchange Commission Rules, the Black-Sholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Sholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value for the options granted: expected life of the option of seven years, volatility at 19.29%, dividend yield of 5%, and discount rate of 5.2%.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
-----------------------------------------------------------------------

The following table provides information on option exercises in 1999 by the Named Officers and on the number and value of any unexercised options held by the Named Officers at the end of 1999 (as adjusted to reflect the 2-for-1 stock split payable March 15, 2000):

                                             Number of Securities
                                            Underlying Unexercised     Value of Unexercised In-the-
                       Shares               Options/SARs at Fiscal       Money Options/SARs at
                    Acquired on    Value         Year-End (#)	           Fiscal Year-End ($)
Name	               Exercise (#)  Realized  Exercisable Unexercisable  Exercisable Unexercisable
---------           ------------  --------- ------------ ------------- ---------------------------
John C. MacFarlane      0            $0          0          52,000         $0           $0
Douglas L. Kjellerup    0            $0          0          16,000         $0           $0
Ward L. Uggerud         0            $0          0          16,000         $0           $0
John D. Erickson        0            $0          0          16,000         $0           $0
Rodney C. H. Scheel     0            $0          0           6,000         $0           $0


Pension and Supplemental Retirement Plans
-----------------------------------------

The following table estimates the aggregate annual amount of lifetime benefits, as of January 1, 2000, that would be payable under the Company's tax-qualified defined benefit pension plan to participants in the final average earnings and years of credited service categories indicated:

   Annual Final                          Years of Service
 Average Earnings         15         20          25        30      40 or more
 ----------------        ----      ------      ------    ------    ---------
   $  40,000           $ 8,025    $10,699     $13,374    $16,049    $17,654
      60,000            13,525     18,033      22,541     27,049     29,754
      80,000            19,025     25,366      31,708     38,049     41,854
     100,000            24,525     32,699      40,874     49,049     53,954
     120,000            30,025     40,033      50,041     60,049     66,054
     140,000            35,525     47,366      59,208     71,049     78,154
     160,000            41,025     54,699      68,374     82,049     90,254
     170,000 or more*   43,775     58,366      72,958     87,549     96,304

* Compensation used for benefits is limited to $170,000 for qualified plan

A participant's annual final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant's retirement which produces the highest average salary. As of December 31, 1999, the annual final average earnings and actual credited years of service for each of the Named Officers were as follows: Mr. MacFarlane, $301,561 (38.5 years); Mr. Kjellerup, $130,858 (37 years);
Mr. Uggerud, $129,158 (28 years); Mr. Erickson, $101,432 (20 years); and Mr. Scheel, $99,373 (27 years).

The benefits in the foregoing table were calculated as a straight life annuity. Because covered compensation takes into account an average of annual Social Security benefits, there is no deduction for Social Security under the Pension Plan. The amounts shown in the above table reflect the limits imposed by Sections 415 or 401(a)(17) of the Internal Revenue Code.

The Company maintains the Executive Survivor and Supplemental Retirement Plan which was amended effective July 1, 1994. This plan is designed to provide survivor and retirement benefits for certain executive officers and other key management employees in order to attract and retain employees of outstanding competence. Each of the Named Officers is a participant in this plan. If a participant dies while employed or disabled, the Company will pay the participant's beneficiary an amount equal to four times the participant's annual salary at the time of death. If a participant dies after retirement or dies after termination for other reasons with a vested benefit, the Company will pay the participant's beneficiary a lesser amount, depending upon the participant's age at death and his or her vested percentage.

In addition to these survivor benefits, the Executive Survivor and Supplemental Retirement Plan provides retirement benefits. Under the plan, the Company will pay a participant who retires at age 65 an annual retirement benefit for life (or, if more, for 15 years) equal to 70% of the participant's salary and bonuses during the 12 months before retirement offset by the participant's Social Security benefit and the amount of the participant's benefit from the Company's qualified pension plan if it were paid in the form of a single life annuity. A participant who retires early (after 10 years of service and age 55) or who terminates before retirement
with a vested benefit in the plan will be paid a reduced amount.   If a
participant dies while still employed, his or her beneficiary will be paid the actuarial equivalent of the participant's benefit in 15 annual installments. At any time after a change in control or following termination of employment, a participant is entitled to receive upon request a lump sum distribution of 90% of his or her benefits in the plan with forfeiture of the remaining benefits. The Board of Directors has the right to amend, suspend, or terminate the plan, but no such action can reduce the benefits already accrued. The Company has purchased insurance on the lives of most of the participants to provide sufficient revenues to satisfy the benefit obligations payable under this plan. The estimated annual benefits payable under the plan upon retirement at age 65 for each of the Named Officers, assuming salary is unchanged from 1999, and bonus determined by actuarial assumptions based on past financial performance, is as follows:
Mr. MacFarlane, $144,208; Mr. Kjellerup, $32,371; Mr. Uggerud, $28,130;
Mr. Erickson, $28,363; and Mr. Scheel, $20,031.

Severance Agreements
--------------------

The Company has entered into change of control severance agreements (the "Severance Agreements") with each of its executive officers, including the Named Officers. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, the Company terminates the officer's employment without Cause or the officer terminates his employment for Good Reason. Such payments and benefits include: (i) severance pay equal to three times the sum of the officer's salary (at the highest annual rate in effect during the three years prior to the termination) and average annual bonus (for the three years prior to the termination); (ii) three years of continued life, health and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; (iv) the termination of any noncompetition arrangement between the Company and the officer; and
(v) a gross-up payment for any excise tax imposed on such payments or benefits and for any tax imposed on such gross-up. Under the Severance Agreements, "Cause" is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; "Good Reason" is defined to include a change in the employee's responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and "Change in Control" is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Company's Board of Directors, or another event the majority of the Continuing Directors determines to be a change in control.

                        STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Company's Common Shares for the last five fiscal years with the cumulative total return of the NASDAQ Market Index and the Edison Electric Institute Index over the same period (assuming the investment of $100 in each vehicle on December 31, 1994, and reinvestment of all dividends).

     Comparison of five-year cumulative total return among Otter Tail Power, NASDAQ Market Index, and Edison Electric Institute Index.

                       [Stock Performance Graph]

                           1995     1996     1997     1998     1999
                           ----     ----     ----     ----     ----

     Otter Tail Power     115.71   109.52   136.44   151.26   149.30
     NASDAQ               129.71   161.18   197.16   278.08   490.46
     EEI Index            131.02   132.59   168.88   192.34   156.57


                         APPROVAL OF AUDITORS

There will be presented to the Annual Meeting a proposal to approve the appointment by the Board of Directors of the firm of Deloitte & Touche LLP as the Certified Public Accountants to audit the accounts of the Company for 2000. This firm has no direct or indirect financial interest in the Company. A partner of the certified public accounting firm of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions and to make a statement if the partner desires to do so. It is the intention that the Proxies, unless otherwise directed thereon, will be voted in favor of such proposal.

             SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

Any holder of Common Shares of the Company who intends to present a proposal which may properly be acted upon at the 2001 Annual Meeting of Shareholders of the Company must submit such proposal to the Company so that it is received at the Company's principal executive offices at Box 496, Fergus Falls, Minnesota 56538-0496, on or before November 12, 2000, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting.

                           OTHER BUSINESS

As of the date hereof, the Board of Directors of the Company does not know of any matters to be presented to the meeting other than as described above. If any other matters properly come before the meeting, it is intended that the Proxies will vote thereon at their discretion.

       - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, including financial statements and schedules thereto, filed with the Securities and Exchange Commission, is available without charge to shareholders. Address written requests to:

                         Corporate Secretary
                         Otter Tail Power Company
                         Box 496
                         Fergus Falls, MN  56538-0496

       - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -



Dated:  March 10, 2000                   By order of the Board of Directors
                                         JAY D. MYSTER, Corporate Secretary



                                 PROXY
              Solicited on Behalf of the Board of Directors of
                        OTTER TAIL POWER COMPANY

The undersigned hereby appoint DENNIS R. EMMEN, NATHAN I. PARTAIN, and DAYLE DIETZ (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all Common Shares which the undersigned is entitled to vote at the Annual Meeting of Otter Tail Power Company to be held April 10, 2000, and at any adjournment thereof, and hereby directs that this proxy be voted as follows:

1.  ELECTION OF DIRECTORS  FOR all nominees listed below [  ]  WITHHOLD AUTHORITY [  ]
                           (except as marked                   to vote for all nominees
                            contrary below)                    listed below

    Thomas M. Brown             Maynard D. Helgaas             Robert N. Spolum


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

      _________________________________________________________________


2. PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP as auditors.

       [    ]   FOR         [    ]    AGAINST         [    ]   ABSTAIN


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


                             SEE OTHER SIDE

This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted for the election of Directors and for Item 2.

Please sign exactly as name appears hereon. When signing as attorney, administrator, trustee, or guardian, please give your full title.


                                          Dated:


                                          ----------------------, 2000


-----------------------------         ---------------------------------
Signature                                Signature, if held jointly


WHAT IS YOUR QUESTION?

Otter Tail management welcomes the questions of all shareholders--whether or not they can attend the annual meeting. Questions of general interest will be answered at the meeting. All questions will be answered by letter. This blank is for your use in submitting your question. It may be mailed to the Company with your Proxy.

I wish to ask:
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________

                         Name____________________________________
           Street or P.O. Box____________________________________
                        City ________________State____ Zip_______


                          (over)

     - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


                  PLEASE SEND IN YOUR PROXY . . . NOW!


You are urged to date and sign the enclosed Proxy and return it promptly. This will help save the expense of follow-up letters to shareholders who have not responded. If you vote by telephone, you need not return the Proxy.


                           (over)